Exhibit 99.2

FOR IMMEDIATE RELEASE

COURT APPROVES SYMS CORP AND FILENE’S BASEMENT DISCLOSURE STATEMENT FOR SECOND AMENDED JOINT CHAPTER 11 PLAN; SETS HEARING ON CONFIRMATION OF PLAN FOR AUGUST 29, 2012

Secaucus, NJ, July 16, 2012 – The U.S.  Bankruptcy Court for the District of Delaware has approved the Disclosure Statement for the Second Amended Joint Chapter 11 Plan for Syms Corp (SYMSQ) and its wholly owned subsidiary Filene’s Basement, LLC.  The court also set a solicitation schedule and a date of August 29, 2012 for the confirmation hearing.

The Plan has the support of the Debtors, the Official Committee of Unsecured Creditors, and the Official Committee of Equity Security Holders, which represents minority shareholders. The Disclosure Statement was approved by the Court on July 13, 2012.

If the Plan is approved, Syms creditors will be paid in full.  The Plan will allow Filene’s Basement creditors to receive a recovery from Syms’ assets. Filene’s trade creditors will be paid in full, while landlords with lease rejection claims will receive a recovery of 75%.

The Plan creates a newly constituted company with a new capital structure, which will dispose of Syms real estate assets over time in a way that maximizes their value for the benefit of creditors and shareholders. The current majority shareholder (Marcy Syms and entities with which she is affiliated) will sell her shares in their entirety to the newly constituted Syms on the Plan’s Effective Date at a price of $2.49 per share. Since early in the bankruptcy proceedings, the Equity Committee has expressed its desire for this transfer of control.

Under the Plan, Syms will offer to sell to existing shareholders, other than the majority shareholder, who qualify as accredited investors under the plan, the right to purchase a total of more than 10 million new shares at a price equal to $2.49 per share, or approximately $25 million in the aggregate.

Proceeds from this rights offering, along with proceeds from any real estate dispositions, will be used for payment of exit and other costs, with any remaining proceeds to be split between creditors and the majority shareholder, with creditors receiving 60% and the majority shareholder receiving 40%, until the majority shareholder is paid $10,725,761.

The balance of Syms' payment obligation to the majority shareholder, in the amount of $7,065,907, will be paid after reorganized Syms has satisfied all its obligations to creditors under the Plan.

A key component of this transaction is that while, on the Effective Date, the majority shareholder will relinquish her shares in their entirety and relinquish control of the company, and Syms will have raised funds from third parties sufficient to pay for those shares, she will be paid for those shares over time, without interest, assuming that assets are disposed of, funds are available, and all obligations to creditors have been satisfied.

On the Effective Date, reorganized Syms' board of directors will be comprised of three designees of the Equity Committee, one designee of the Creditors' Committee, and one independent director agreeable to both the Equity Committee and the Creditors' Committee.

The Debtor’s assets currently include cash from the store closing sales; parcels of real estate owned by Syms; long-term ground leases; intellectual property owned by Filene's; and various estate claims and causes of action.

More information on the bankruptcy, as well as the Plan and Disclosure Statement, can be found at www.kccllc.net.

Certain information in this press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to Syms Corp. and its subsidiaries (“Syms”) that are based on the beliefs of Syms’ management, as well as assumptions made by and information currently available to Syms’ management. When used in this press release, the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan” and similar expressions as they relate to Syms and its management, identify forward-looking statements. Such statements reflect the current views of Syms with respect to future events, the outcome of which is subject to certain risks, including among others general economic and market conditions, possible disruptions in Syms’ information or communication systems, higher than anticipated costs, higher interest rates, unanticipated difficulties which may arise with respect to Syms and other factors which may be outside Syms’ control. Such forward-looking statements are also subject to certain bankruptcy-related risks, including without limitation the ability of Syms to obtain creditor acceptances and Bankruptcy Court confirmation of the Plan; possible objections to confirmation of the Plan; Syms’ ability to obtain Court approval with respect to motions in the chapter 11 cases prosecuted by it from time to time; risks associated with third parties seeking and obtaining Court approval to propose and confirm one or more plans of reorganization; satisfaction of the conditions and other terms of the ECA; and the ability of Syms to fund and effectuate its Plan as filed with the Court and to do so in a timely manner. Additional factors that could affect future results are identified in Syms’ Annual Report on Form 10-K for fiscal year 2011 filed with the United States Securities and Exchange Commission and the subsequent Quarterly Report on Form 10-Q, including the risk factors contained therein. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein as anticipated, believed, estimated, expected, intended or planned. Syms disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise. Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the Company's various prepetition liabilities and/or its common stock. Subsequent written and oral forward-looking statements attributable to Syms or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph.

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